Exhibit 99.1

August 4, 2021

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS SECOND QUARTER 2021 RESULTS

Aggregates Margin Continues to Expand

Strong Execution and Positive Demand Environment Support Full Year Outlook

Birmingham, Alabama – August 4, 2021 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended June 30, 2021.

Second Quarter Financial and Operating Highlights:

•	Net earnings were $195 million, or $1.46 per diluted share
o	Net earnings include $0.10 per diluted share related to financing costs associated with the proposed acquisition of U.S. Concrete and other non-routine charges excluded from Adjusted EBITDA
•	Second quarter Adjusted EBITDA was $406 million
•	Aggregates gross profit increased $23 million, or 6 percent, to $374 million
•	Non-aggregates gross profit declined $21 million to $25 million
•	Announced U.S. Concrete acquisition, which is expected to close in the second half of 2021
•	Reiterate full-year 2021 Adjusted EBITDA guidance between $1.380 to $1.460 billion (excluding the gain from a land sale completed in the first quarter and the U.S. Concrete acquisition announced June 7, 2021)

Tom Hill, Chairman and Chief Executive Officer, said, “Our performance in the first half of 2021 has been supported by consistent execution on Vulcan’s four strategic disciplines. Our team’s efforts have allowed us to expand our aggregates gross profit margin by 150 basis points and increase our cash gross profit per ton by 5 percent. Despite energy inflation and disruptive weather in the second quarter, aggregates gross profit margin improved 40 basis points, and cash gross profit grew by 2 percent to $7.83 per ton. Across our business, energy inflation reduced earnings by $25 million in the quarter, $15 million due to diesel and $10 million due to liquid asphalt. Lower non-aggregates earnings dampened an otherwise strong performance.”

Mr. Hill continued, “We expect to carry forward the progress we have made through the first half of 2021 and will continue to diligently navigate the changing macro environment. Recent pricing actions across much of our footprint and a keen focus on improving operating efficiencies will continue to help offset spikes in certain input costs. The flexibility of our operating plans will enable us to maintain a high level of performance during the second half of the year and achieve our full-year 2021 targets. We remain excited and focused on closing the proposed acquisition of U.S. Concrete, which will expand Vulcan’s footprint in attractive geographies and accelerate our growth strategy.”

August 4, 2021

FOR IMMEDIATE RELEASE

Highlights as of June 30, 2021 include:

	Second Quarter		Year-to-Date		Trailing-Twelve-Months
Amounts in millions, except per unit data	2021	2020	2021	2020	2021	2020
Total revenues	$1,361.0	$1,322.6	$2,429.4	$2,371.8	$4,914.4	$4,976.7
Gross profit	$398.4	$396.5	$627.6	$598.2	$1,310.9	$1,292.0
Aggregates segment
Segment sales	$1,125.4	$1,070.6	$2,020.3	$1,938.8	$4,025.7	$4,032.1
Freight-adjusted revenues	$874.0	$814.7	$1,555.1	$1,462.7	$3,100.0	$3,041.9
Gross profit	$373.8	$351.2	$597.5	$545.3	$1,211.4	$1,177.0
Shipments (tons)	58.5	56.2	105.0	101.2	212.0	213.8
Freight-adjusted sales price per ton	$14.93	$14.50	$14.82	$14.45	$14.62	$14.23
Gross profit per ton	$6.39	$6.25	$5.69	$5.39	$5.71	$5.51
Asphalt, Concrete & Calcium segment gross profit	$24.5	$45.4	$30.2	$52.9	$99.5	$115.0
Selling, Administrative and General (SAG)	$100.7	$91.2	$189.3	$177.6	$371.4	$362.2
SAG as % of Total revenues	7.4%	6.9%	7.8%	7.5%	7.6%	7.3%
Earnings from continuing operations before income taxes	$254.1	$272.3	$476.4	$344.5	$875.7	$782.1
Net earnings	$195.3	$209.9	$356.0	$270.2	$670.3	$627.0
Adjusted EBIT	$302.9	$308.3	$446.8	$413.9	$959.7	$927.3
Adjusted EBITDA	$406.0	$407.8	$650.3	$608.8	$1,365.0	$1,314.2
Earnings from continuing operations per diluted share	$1.47	$1.58	$2.69	$2.03	$5.07	$4.73
Adjusted earnings from continuing operations per diluted share	$1.57	$1.60	$2.26	$2.06	$4.90	$4.82

Segment Results

Aggregates

Second quarter segment sales increased 5 percent, and gross profit increased 6 percent to $374 million. Gross profit margin increased 40 basis points due to growth in both volume and price as well as effective cost control that helped to offset an estimated $14 million impact of rising diesel prices. Earnings improvement was widespread across the Company’s footprint.

Aggregates shipments increased 4 percent from the prior year’s second quarter, reflecting improving demand across all end-market segments. The pricing environment continues to be positive across the Company’s footprint as demand visibility improves. For the quarter, freight-adjusted pricing increased 3 percent (mix-adjusted pricing increased 2.6 percent). The rate of growth improved sequentially throughout the quarter, reflecting pricing actions taken in many areas. These efforts are expected to help offset cost inflation forecasted for the rest of the year.

Improved operating efficiencies helped offset both the sharp increase in the average unit cost of diesel fuel and the impact of any operational disruptions caused by the wet weather. Freight adjusted unit cost of sales were 3.5 percent higher than the prior year’s second quarter but increased less than 1 percent excluding the impact of higher diesel prices.

Asphalt, Concrete and Calcium

Overall, non-aggregates segments gross profit was $21 million lower than the prior year’s second quarter. Asphalt segment gross profit was $14 million in the quarter compared to $30 million in the prior year period. The decrease in earnings was primarily driven by the impact of higher liquid asphalt costs (approximately $10 million) and wet weather conditions that delayed project shipments. Asphalt volumes declined 8 percent as volume growth in California and Tennessee was more than offset by lower volumes in Alabama, Arizona and Texas. The average price for liquid asphalt increased 19 percent versus the prior year’s second quarter, outpacing the 1 percent increase in the average selling price.

August 4, 2021

FOR IMMEDIATE RELEASE

Second quarter Concrete segment gross profit was $10 million compared to $14 million in the prior year. Shipments decreased 7 percent versus the prior year due to the timing of projects in Virginia, while average selling prices increased 3 percent compared to the prior year.

Calcium segment gross profit of $0.7 million was in line with the prior year quarter.

Selling, Administrative and General (SAG)

SAG expense was $101 million in the quarter compared with $91 million in the prior year. The increase was primarily due to higher incentive compensation tied to business performance and increased business development activities. On a trailing twelve-month basis, SAG expense was $371 million, or 7.6 percent as a percentage of total revenues.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the second quarter were $94 million, including $34 million for growth projects. During the fourth quarter of 2020, the Company restarted planned growth projects that were put on hold in the first quarter of 2020 as a result of the pandemic. For the full year 2021, the Company expects to spend between $450 and $475 million on capital expenditures, including growth projects. The Company will continue to review its plans and will adjust as needed.

As of June 30, 2021, total debt to trailing-twelve month Adjusted EBITDA was 2.0 times, or 1.3 times on a net debt basis reflecting $968 million of cash on hand. The Company’s weighted-average debt maturity was 15 years, and its effective weighted-average interest rate was 4.6 percent.

Interest expense, net of interest income, was $42 million in the second quarter, up from $34 million in the prior year. The increase includes $9 million of cost associated with financing the proposed acquisition of U.S. Concrete announced June 7, 2021.

On a trailing-twelve month basis, return on invested capital was 14.8 percent, 60 basis points higher than the comparable prior year period. The Company remains committed to driving further improvement through solid operating earnings growth coupled with disciplined capital management and a balanced approach to growth.

Outlook

Regarding the Company’s expectations for 2021, Mr. Hill said, “We reiterate our full-year Adjusted EBITDA range of $1.380 to $1.460 billion. Our operating performance in the first half of the year was strong, and we remain on track to achieve another year of earnings growth. Our aggregates business is executing well, and we are focused on factors within our control, including pricing and operating disciplines.”

August 4, 2021

FOR IMMEDIATE RELEASE

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on August 4, 2021. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 833-962-1439, or 832-900-4623 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 9979328. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation’s largest supplier of construction aggregates—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; Vulcan’s proposed acquisition of U.S. Concrete, including (1) the risk that U.S. Concrete’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, (2) the acquisition may not be completed in a timely manner, on the terms proposed, or at all, (3) the effect of the announcement or pendency of the proposed acquisition on Vulcan’s business relationships, operating results and business generally, (4) risks related to diverting management’s attention from ongoing business operations, and (5) the outcome of any legal proceedings related to the merger agreement or the proposed acquisition; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2021	2020	2021	2020
Total revenues	$1,361,047	$1,322,575	$2,429,391	$2,371,817
Cost of revenues	962,683	926,056	1,801,760	1,773,575
Gross profit	398,364	396,519	627,631	598,242
Selling, administrative and general expenses	100,667	91,205	189,260	177,635
Gain (loss) on sale of property, plant & equipment
and businesses	211	(258)	117,376	741
Other operating expense, net	(10,372)	(6,160)	(18,698)	(10,151)
Operating earnings	287,536	298,896	537,049	411,197
Other nonoperating income (expense), net	8,223	7,367	14,136	(1,969)
Interest expense, net	41,696	33,954	74,814	64,727
Earnings from continuing operations
before income taxes	254,063	272,309	476,371	344,501
Income tax expense	57,283	61,352	117,922	73,546
Earnings from continuing operations	196,780	210,957	358,449	270,955
Loss on discontinued operations, net of tax	(1,436)	(1,041)	(2,491)	(781)
Net earnings	$195,344	$209,916	$355,958	$270,174

Basic earnings (loss) per share
Continuing operations	$1.48	$1.59	$2.70	$2.04
Discontinued operations	$(0.01)	$(0.01)	$(0.02)	$0.00
Net earnings	$1.47	$1.58	$2.68	$2.04

Diluted earnings (loss) per share
Continuing operations	$1.47	$1.58	$2.69	$2.03
Discontinued operations	$(0.01)	$0.00	$(0.02)	$0.00
Net earnings	$1.46	$1.58	$2.67	$2.03

Weighted-average common shares outstanding
Basic	132,781	132,552	132,765	132,560
Assuming dilution	133,507	133,115	133,455	133,154
Effective tax rate from continuing operations	22.5%	22.5%	24.8%	21.3%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2021	2020	2020
Assets
Cash and cash equivalents	$857,555	$1,197,068	$816,765
Restricted cash	110,851	945	434
Accounts and notes receivable
Accounts and notes receivable, gross	689,591	558,848	699,320
Allowance for doubtful accounts	(2,739)	(2,551)	(3,460)
Accounts and notes receivable, net	686,852	556,297	695,860
Inventories
Finished products	373,677	378,389	383,483
Raw materials	37,967	33,780	33,178
Products in process	5,099	4,555	5,116
Operating supplies and other	33,900	31,861	29,703
Inventories	450,643	448,585	451,480
Other current assets	94,524	74,270	65,571
Total current assets	2,200,425	2,277,165	2,030,110
Investments and long-term receivables	34,264	34,301	43,849
Property, plant & equipment
Property, plant & equipment, cost	9,094,689	9,102,086	8,921,990
Allowances for depreciation, depletion & amortization	(4,729,456)	(4,676,087)	(4,538,980)
Property, plant & equipment, net	4,365,233	4,425,999	4,383,010
Operating lease right-of-use assets, net	464,765	423,128	426,618
Goodwill	3,172,112	3,172,112	3,172,112
Other intangible assets, net	1,103,079	1,123,544	1,114,592
Other noncurrent assets	231,149	230,656	228,433
Total assets	$11,571,027	$11,686,905	$11,398,724
Liabilities
Current maturities of long-term debt	15,436	515,435	500,026
Trade payables and accruals	300,109	273,080	278,102
Other current liabilities	283,700	259,368	260,621
Total current liabilities	599,245	1,047,883	1,038,749
Long-term debt	2,769,892	2,772,240	2,785,646
Deferred income taxes, net	748,279	706,050	671,097
Deferred revenue	170,160	174,045	177,534
Noncurrent operating lease liabilities	443,128	399,582	405,578
Other noncurrent liabilities	547,210	559,775	555,969
Total liabilities	$5,277,914	$5,659,575	$5,634,573
Equity
Common stock, $1 par value	132,678	132,516	132,446
Capital in excess of par value	2,806,693	2,802,012	2,789,801
Retained earnings	3,531,861	3,274,107	3,049,943
Accumulated other comprehensive loss	(178,119)	(181,305)	(208,039)
Total equity	$6,293,113	$6,027,330	$5,764,151
Total liabilities and equity	$11,571,027	$11,686,905	$11,398,724

Table C

Vulcan Materials Company

and Subsidiary Companies

	(in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2021	2020
Operating Activities
Net earnings	$355,958	$270,174
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	203,475	194,951
Noncash operating lease expense	20,867	17,977
Net gain on sale of property, plant & equipment and businesses	(117,376)	(741)
Contributions to pension plans	(4,097)	(4,409)
Share-based compensation expense	17,688	15,220
Deferred tax expense	41,103	36,644
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(135,007)	(101,271)
Other, net	15,262	(2,954)
Net cash provided by operating activities	$397,873	$425,591
Investing Activities
Purchases of property, plant & equipment	(192,234)	(223,147)
Proceeds from sale of property, plant & equipment	190,747	3,063
Proceeds from sale of businesses	0	651
Payment for businesses acquired, net of acquired cash	0	(5,668)
Other, net	15	5,575
Net cash used for investing activities	$(1,472)	$(219,526)
Financing Activities
Payment of current maturities and long-term debt	(500,013)	(250,012)
Proceeds from issuance of long-term debt	0	750,000
Debt issuance and exchange costs	(13,286)	(10,762)
Settlements of interest rate derivatives	0	(19,863)
Purchases of common stock	0	(26,132)
Dividends paid	(98,173)	(90,128)
Share-based compensation, shares withheld for taxes	(12,782)	(15,830)
Other, net	(1,754)	(645)
Net cash provided by (used for) financing activities	$(626,008)	$336,628
Net increase (decrease) in cash and cash equivalents and restricted cash	(229,607)	542,693
Cash and cash equivalents and restricted cash at beginning of year	1,198,013	274,506
Cash and cash equivalents and restricted cash at end of period	$968,406	$817,199

Table D

Segment Financial Data and Unit Shipments

	(in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Total Revenues
Aggregates [1]	$1,125,367	$1,070,596	$2,020,276	$1,938,822
Asphalt [2]	212,577	222,950	359,744	362,739
Concrete	96,201	100,683	177,560	195,448
Calcium	1,960	1,889	4,020	3,915
Segment sales	$1,436,105	$1,396,118	$2,561,600	$2,500,924
Aggregates intersegment sales	(75,058)	(73,543)	(132,209)	(129,107)
Total revenues	$1,361,047	$1,322,575	$2,429,391	$2,371,817
Gross Profit
Aggregates	$373,833	$351,162	$597,471	$545,293
Asphalt	13,532	30,464	10,541	28,029
Concrete	10,293	14,227	18,061	23,440
Calcium	706	666	1,558	1,480
Total	$398,364	$396,519	$627,631	$598,242
Depreciation, Depletion, Accretion and Amortization
Aggregates	$84,328	$80,747	$165,136	$157,883
Asphalt	9,060	8,668	18,155	17,402
Concrete	4,026	4,001	7,978	8,083
Calcium	39	48	78	97
Other	5,654	6,006	12,128	11,486
Total	$103,107	$99,470	$203,475	$194,951
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$873,971	$814,713	$1,555,126	$1,462,746
Aggregates - tons	58,528	56,195	104,965	101,243
Freight-adjusted sales price [4]	$14.93	$14.50	$14.82	$14.45

Other Products
Asphalt Mix - tons	3,134	3,403	5,351	5,460
Asphalt Mix - sales price	$58.14	$57.46	$57.58	$57.86

Ready-mixed concrete - cubic yards	731	786	1,344	1,520
Ready-mixed concrete - sales price	$130.61	$127.35	$131.03	$127.62

Calcium - tons	71	71	145	144
Calcium - sales price	$27.64	$26.55	$27.64	$27.06

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

	(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Aggregates segment
Segment sales	$1,125,367	$1,070,596	$2,020,276	$1,938,822
Less: Freight & delivery revenues [1]	234,845	240,880	432,071	446,588
Other revenues	16,551	15,003	33,079	29,488
Freight-adjusted revenues	$873,971	$814,713	$1,555,126	$1,462,746
Unit shipment - tons	58,528	56,195	104,965	101,243
Freight-adjusted sales price	$14.93	$14.50	$14.82	$14.45

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). This metric should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Aggregates segment
Gross profit	$373,833	$351,162	$597,471	$545,293
Segment sales	$1,125,367	$1,070,596	$2,020,276	$1,938,822
Gross profit margin	33.2%	32.8%	29.6%	28.1%
Incremental gross profit margin	41.4%		64.1%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

	(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Aggregates segment
Gross profit	$373,833	$351,162	$597,471	$545,293
Segment sales	$1,125,367	$1,070,596	$2,020,276	$1,938,822
Less: Freight & delivery revenues [1]	234,845	240,880	432,071	446,588
Segment sales excluding freight & delivery	$890,522	$829,716	$1,588,205	$1,492,234
Gross profit margin excluding freight & delivery	42.0%	42.3%	37.6%	36.5%
Incremental gross profit flow-through rate	37.3%		54.4%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in thousands, except per ton data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Aggregates segment
Gross profit	$373,833	$351,162	$597,471	$545,293
Depreciation, depletion, accretion and amortization	84,328	80,747	165,136	157,883
Aggregates segment cash gross profit	$458,161	$431,909	$762,607	$703,176
Unit shipments - tons	58,528	56,195	104,965	101,243
Aggregates segment cash gross profit per ton	$7.83	$7.69	$7.27	$6.95

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

	(in thousands)
	Three Months Ended		Six Months Ended		TTM
	June 30		June 30		June 30
	2021	2020	2021	2020	2021	2020
Net earnings	$195,344	$209,916	$355,958	$270,174	$670,264	$626,979
Income tax expense	57,283	61,352	117,922	73,546	200,179	150,453
Interest expense, net	41,696	33,954	74,814	64,727	144,480	127,758
Loss on discontinued operations, net of tax	1,436	1,041	2,491	781	5,225	4,637
EBIT	$295,759	$306,263	$551,185	$409,228	$1,020,148	$909,827
Depreciation, depletion, accretion and amortization	103,107	99,470	203,475	194,951	405,330	386,870
EBITDA	$398,866	$405,733	$754,660	$604,179	$1,425,478	$1,296,697
Gain on sale of real estate and businesses, net	0	0	(114,695)	0	(114,695)	(9,289)
Property donation	0	0	0	0	0	10,847
Charges associated with divested operations	350	774	686	774	6,847	3,807
Business development [1]	5,489	(3,519)	5,875	(2,459)	15,668	(711)
COVID-19 direct incremental costs	1,318	4,361	3,786	5,009	8,947	5,009
Pension settlement charge	0	0	0	0	22,740	0
Restructuring charges	0	465	0	1,333	0	7,790
Adjusted EBITDA	$406,023	$407,814	$650,312	$608,836	$1,364,985	$1,314,150
Depreciation, depletion, accretion and amortization	(103,107)	(99,470)	(203,475)	(194,951)	(405,330)	(386,870)
Adjusted EBIT	$302,916	$308,344	$446,837	$413,885	$959,655	$927,280
Adjusted EBITDA margin	29.8%	30.8%	26.8%	25.7%	27.8%	26.4%

[1]	Represents non-routine charges or gains associated with acquisitions and dispositions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Six Months Ended		TTM
	June 30		June 30		June 30
	2021	2020	2021	2020	2021	2020
Diluted EPS from continuing operations	$1.47	$1.58	$2.69	$2.03	$5.07	$4.73
Items included in Adjusted EBITDA above	0.05	0.02	(0.58)	0.03	(0.32)	0.09
Alabama NOL carryforward valuation allowance	0.00	0.00	0.10	0.00	0.10	0.00
Acquisition financing interest costs	0.05	0.00	0.05	0.00	0.05	0.00
Adjusted diluted EPS	$1.57	$1.60	$2.26	$2.06	$4.90	$4.82

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

	(in thousands)
	June 30
	2021		2020
Debt
Current maturities of long-term debt	$15,436		$500,026
Long-term debt	2,769,892		2,785,646
Total debt	$2,785,328		$3,285,672
Less: Cash and cash equivalents and restricted cash	968,406		817,199
Net debt	$1,816,922		$2,468,473
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,364,985		$1,314,150
Total debt to TTM Adjusted EBITDA	2.0	x	2.5	x
Net debt to TTM Adjusted EBITDA	1.3	x	1.9	x

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

The following reconciliation to the mid-point of the range of 2021 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2021 Projected EBITDA

(in millions)
Mid-point
Net earnings	$670
Income tax expense	205
Interest expense, net of interest income	145
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	400
Projected EBITDA	$1,420

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Return on Invested Capital

	(dollars in thousands)
	TTM
	June 30
	2021	2020
Adjusted EBITDA	$1,364,985	$1,314,150
Average invested capital [1]
Property, plant & equipment, net	$4,376,276	$4,335,633
Goodwill	3,172,113	3,168,072
Other intangible assets	1,112,585	1,087,580
Fixed and intangible assets	$8,660,974	$8,591,285

Current assets	$2,153,208	$1,453,094
Less: Cash and cash equivalents	991,857	265,920
Less: Current tax	19,167	19,289
Adjusted current assets	1,142,184	1,167,885

Current liabilities	864,325	649,772
Less: Current maturities of long-term debt	311,154	100,025
Less: Short-term debt	0	27,400
Adjusted current liabilities	553,171	522,347
Adjusted net working capital	$589,013	$645,538

Average invested capital	$9,249,987	$9,236,823

Return on invested capital	14.8%	14.2%

1 Average invested capital is based on a trailing 5-quarters.